Exhibit 99

| NEWS

Fiesta, Focus, Edge, Explorer Pace Ford’s 23 Percent Increase in February Retail Sales

●	Ford’s February retail sales climbed 23 percent versus a year ago

●	Best month ever for Fiesta; Focus retail sales up 43 percent year-over-year

●	Explorer retail sales up 268 percent; Edge retail sales up 18 percent

●	Fusion, Escape set sales records – Fusion up 40 percent; Escape up 19 percent

●	Ford’s total February sales (including fleet) were 156,626, up 14 percent

●	Year-to-date sales were 283,943, up 14 percent; retail sales up 25 percent

●	Ford announces second quarter North American production

DEARBORN, Mich., March 1, 2011 – Consumer demand for Ford’s fuel-efficient vehicles continues to grow as February retail sales increased 23 percent versus a year ago.

Ford’s total February sales, including sales to fleet customers, were 156,626, up 14 percent.

“With oil nearing $100 per barrel and gasoline prices continuing to rise, consumers’ consideration for fuel economy once again is taking top billing,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Ford’s investment in new products, engines and transmissions is delivering real value to our customers, and people are rewarding us for it.”

Ford offers 12 vehicles that lead their sales segments in fuel economy, including four vehicles with EPA certified 40 mpg or higher fuel economy ratings – a claim no other full-line automaker can match.

Cars
Retail sales of Ford’s small cars – Fiesta and Focus – were more than double year-ago levels (up 114 percent). Fiesta had its best sales month ever with 6,270 vehicles and continues to gain share in its market segment. Focus retail sales were 43 percent higher than a year ago. The all-new Focus will arrive in Ford dealer showrooms this spring.

Ford Fusion set a new monthly sales record with total sales of 23,111, up 40 percent versus a year ago.

Retail sales also were higher for the Ford Mustang (up 22 percent) and the Lincoln MKZ midsize sedan (up 17 percent).

Utilities
Sales of Ford’s utility vehicles were paced by the all-new Ford Explorer. Explorer retail sales were up 268 percent. For the second straight month, the new Explorer is the fastest-turning vehicle in the Ford showroom.

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Retail sales also were higher for the Ford Escape (up 34 percent), Edge (up 18 percent) and Lincoln MKX (up 13 percent). Escape set a February record with total sales of 18,005 (up 19 percent).

Trucks
Strong sales to commercial fleet customers and higher sales to retail customers powered Ford truck sales growth in February. Sales of Ford’s F-Series truck totaled 37,549, up 14 percent versus a year ago.

Ford’s commercial vehicles also posted strong year-to-year increases. Econoline sales totaled 9,723 (up 22 percent) and Transit Connect sales were 2,152 (up 61 percent).

Year-to-date sales
In the first two months of 2011, Ford sales totaled 283,943, up 14 percent versus the same period a year ago. Retail sales were up 25 percent with the strongest growth in the East (where retail sales were up 45 percent) and California (where retail sales were up 43 percent).

“Ford’s fuel-efficient, high-quality vehicles are winning customers nationwide, but the strongest growth is in the ‘smile’ region of the country,” said Czubay. “Early consumer reactions indicate the new Focus will drive more growth in these areas.”

North American production
In the second quarter, Ford plans to build 710,000 vehicles, up 57,000 vehicles (9 percent) compared with the second quarter of 2010.  In the first quarter, Ford plans to build 650,000 vehicles, unchanged from the previous forecast.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

Contact:	George Pipas
313.323.9216
gpipas@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1